EXHIBIT 5.1
June 23, 2009
Moog Inc.
East Aurora, New York 14052-0018
Ladies and Gentlemen:

Re:	Registration Statement on Form S-8 (File No. 333- )
          We are delivering this opinion at your request in connection with the registration by Moog Inc. (the “Company”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”), of 1,000,000 shares of the Company’s Class B Common Stock with a par value of $1.00, (the “Shares”), for issuance and sale pursuant to the above-referenced registration statement (the “Registration Statement”) under the Company’s Retirement Savings Plan (the “Plan”).
          The opinion set forth in this letter is based upon (1) our review of (a) the Registration Statement, (b) the Plan, (c) originals, or copies authenticated to our satisfaction, of the Company’s Certificate of Incorporation, as amended and restated, its By-laws, as amended, and records of certain of its corporate proceedings and (d) such other certificates, opinions and instruments as we have deemed necessary and (2) our review of such published sources of law as we have deemed necessary.
          Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and when the Shares are issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours, HODGSON RUSS LLP
By:	/s/ John J. Zak
John J. Zak